Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 filed by Activision, Inc. of our report dated June 14, 2007 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Activision, Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

October 1, 2007